UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2014

Affinia Group Intermediate Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-128166-10	34-2022081
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 Technology Drive, Ann Arbor, Michigan	48108
(Address of principal executive offices)	(Zip Code)

(734) 827-5400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

All of the information contained in this Current Report on Form 8-K relates to the previously announced sale by Affinia Group Inc. (the “Company”), a direct wholly-owned subsidiary of Affinia Group Intermediate Holdings Inc., of certain assets held by the Company or its subsidiaries related to the Company’s chassis products group, which includes the design, manufacture, assembly, sale and distribution of steering, suspension and driveline components to aftermarket customers in North America, Europe and Asia (the “Chassis Business”). The sale was completed pursuant to the terms of an Asset Purchase Agreement, dated as of January 21, 2014, as amended from time to time (the “Agreement”), by and between the Company and Federal-Mogul Chassis LLC (“F-M Chassis”), formerly known as VCS Quest Acquisition LLC, an affiliate of Federal-Mogul Corporation (“Federal-Mogul”). An amendment to the Agreement is described under Item 1.01 below, and the closing of the sale is described under Item 2.01 below.

Item 1.01	Entry into a Material Definitive Agreement.

On April 29, 2014, the Company and F-M Chassis entered into a side letter amending the Agreement (the “Amendment”). A summary of key terms of the Amendment is provided below.

Purchase Price

The Amendment provides that, in connection with closing under the Agreement, F-M Chassis will pay to the Company an initial purchase price of $150,000,000, plus or minus an adjustment reflecting an estimate of the working capital of the Chassis Business, and minus an additional $10,000,000 (the “Holdback Amount”). The Holdback Amount will not be released unless and until the Company certifies that it has successfully completed certain modifications to its data systems to protect certain confidential third party information (the “Trigger Event”). F-M Chassis must pay the Holdback Amount to the Company with three business days of the Trigger Event, subject to certain reductions in the amount owed if the Trigger Event does not occur within specified time periods following the closing.

Employee and Transition Matters

The Amendment provides that the Chassis Business employees of the Company will not be transferred to F-M Chassis until the Trigger Event has occurred and that the Company will provide services to the Chassis Business through an employee transition agreement and other related agreements upon closing. The Amendment also sets forth a process for the transfer of employees from the Company to F-M Chassis following closing, including with respect to offers of employment and the terms thereof, the treatment of employee benefit plans and 401(k) plans, and related matters.

A copy of the Amendment is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01. The description of the Amendment set forth in this Item 1.01 is not complete and is qualified in its entirety by reference to the full text of the Amendment set forth in Exhibit 2.1.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On May 1, 2014, the Company completed the previously announced sale of its Chassis Business to F-M Chassis. Pursuant to the terms of the Agreement, the Company received an initial purchase price of $150,000,000, minus the Holdback Amount of $10,000,000. Based upon the estimated working capital of the Chassis Business as agreed by the parties, no adjustment to the initial purchase price was made in respect of working capital. After closing, the parties will determine a final purchase price reflecting (1) the actual closing working capital of the Chassis Business, as well as other adjustments, calculated in accordance with the process established in the Agreement and (2) the Company’s ability to achieve the modifications to its data systems required by the Amendment within the timeframes specified therein. Following determination of the final purchase price, F-M Chassis will pay to the Company (or vice versa, as the case may be) the difference between the initial purchase price and final purchase price.

On May 1, 2014, the Company issued a press release announcing the closing of the sale of the Chassis Business to F-M Chassis. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 2.01.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

2.1	Side Letter, dated April 29, 2014, by and between Affinia Group Inc. and Federal-Mogul Chassis LLC

99.1	Press Release of Affinia Group Inc. issued May 1, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Affinia Group Intermediate Holdings Inc.

Date: May 5, 2014	By:	/s/ Steven E. Keller
	Name:	Steven E. Keller
	Title:	Senior Vice President

EXHIBIT INDEX

2.1	Side Letter, dated April 29, 2014, by and between Affinia Group Inc. and Federal-Mogul Chassis LLC

99.1	Press Release of Affinia Group Inc. issued May 1, 2014